Free Writing Prospectus

Dated October 19, 2016

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-04

$1.3bln* CarMax Auto Owner Trust (CARMX) 2016-4 Joint Leads: BofAML(str), MUFG, Wells

Co-mgrs: BAR,MIZ,RBC,SCO

CLS	$AMT(mm)	WAL	MDY/F	Win	Exp	Legal	Bench	Yield	Price	Cpn
A-1	243.000	0.27	P-1/F1+	1-7	05/17	11/15/17	YLD	0.750	100.00000	0.75
A-2	427.000	1.11	Aaa/AAA	7-21	07/18	11/15/19	EDSF + 27	1.218	99.99458	1.21
A-3	428.000	2.55	Aaa/AAA	21-42	04/20	08/16/21	ISWP + 34	1.414	99.97541	1.40
A-4	130.500	3.81	Aaa/AAA	42-48	10/20	06/15/22	ISWP + 44	1.606	99.99761	1.60
B	25.950	3.97	Aa3/AA	48-48	10/20	07/15/22	ISWP + 75	1.928	99.99888	1.92
C	22.100	3.97	A3/A	48-48	10/20	07/15/22	ISWP +110	2.278	99.97249	2.26
D	23.450	3.97	Baa2/BBB	48-48	10/20	04/17/23	ISWP +175	2.928	99.99895	2.91

BILL & DELIVER	: BofAML	BBG TICKER	: CARMX 16-4
REGISTRATION	: Public/SEC Registered	EXPECTED RATINGS	: Moody’s/Fitch
EXPECTED SETTLE	: 10/26/16	FIRST PAY DATE	: 11/15/16
ERISA ELIGIBLE	: YES	PXG SPEED	: 1.3% ABS to Call
DENOMS	: $5k x $1k

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 294-1322.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.